Exhibit 10.1

Confidential treatment has been requested for portions of this document.  This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request.  Omissions are designated by the symbol […***…].  A complete version of this document has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 3 TO AIR TRANSPORTATION CHARTER AGREEMENT

This Amendment No. 3 to Air Transportation Charter Agreement (“Amendment”) is made as of the 26th day of April, 2010, by and between Allegiant Air, LLC, a Nevada limited liability company with principal offices at 8360 South Durango Drive, Las Vegas, Nevada 89113 (“Allegiant”), and Harrah’s Operating Company, Inc., a Delaware corporation with principal offices at One Harrah’s Court, Las Vegas, Nevada 89119 (“Charterer”) (Allegiant and Charterer shall each also be referred to as a “Party” or collectively as the “Parties”).

WHEREAS, Allegiant and Charterer are parties to that certain Air Transportation Charter Agreement executed on October 31, 2008, as amended by Amendments No. 1 and 2 thereto (collectively, the “Agreement”), and

WHEREAS, Allegiant and Charterer have agreed that it is in the interest of both Parties to further amend the Agreement, and

WHEREAS, Allegiant and Charterer have agreed to amend the Agreement pursuant to Section 28.7 thereof;

THEREFORE, in consideration of the promises, covenants, and provisions below and the recitals above, Allegiant and Charterer hereby amend the Agreement as follows:

1.             Pursuant to Paragraph 5 of Amendment No. 2, Allegiant agreed to provide supplementary service to and from Tunica, Mississippi (UTA) using certain aircraft based in Florida (collectively, the “Florida Aircraft”), and Charterer agreed to provide a Minimum Block Hour Guarantee during each calendar quarter of 2010 with respect to the Florida Aircraft.  Effective July 1, 2010, Allegiant will no longer provide supplementary service to or from UTA using the Florida Aircraft (or any other aircraft), and Charterer will neither utilize the Florida Aircraft nor provide a Minimum Block Hour Guarantee in regard to the Florida Aircraft.

2.             For the period April 01 through June 30, 2010, the Minimum Block Hour Guarantee applicable to the Florida Aircraft is […***…].

3.             For the avoidance of doubt, the Minimum Block Hour Guarantee applicable to the MD-87 aircraft based at UTA (the “UTA Aircraft”) shall continue to apply as set forth in the Agreement, as shall Allegiant’s obligation to operate the UTA Aircraft on charter to Charterer.

4.             Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect at all times.  Capitalized terms that appear in this Amendment and that are defined in the Agreement have the same meaning in both documents.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 to Air Transportation Charter Agreement as of the day and year first written above.

ALLEGIANT AIR, LLC	HARRAH’S OPERATING COMPANY, INC.

By	By

Title:	Title: